Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This Agreement (hereinafter referred to as the “Agreement”) made this 8th day of December, 2014 (the “Effective Date”), between Howard Glickberg (“Glickberg”) and Fairway Group Holdings Corp. (“Company”).

W I T N E S S E T H:

WHEREAS, Glickberg has been employed with the Company and its subsidiaries (collectively, the “Fairway Group”), most recently as Vice Chairman of Development, pursuant to an Amended and Restated Employment Agreement, made as of December 29, 2011, as further amended by a Letter Agreement, made as of January 8, 2014 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and Glickberg are also parties to (i) a Premium Stock Option Agreement, dated as of April 16, 2013, as further amended by the January 8th, 2014 Letter Agreement (collectively, the “Option Agreement”) and (ii) a Restricted Stock Unit Agreement, dated as of April 22, 2013, as further amended by the January 8th, 2014 Letter Agreement (collectively, the “RSU Agreement”); and

WHEREAS, the Company and Glickberg now desire to end the employment relationship and the parties wish to resolve amicably all outstanding disputes, issues, rights and obligations by and between them and to embody those understandings in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.                                      The parties agree that Glickberg’s employment with the Fairway Group shall cease effective as of November 14, 2014 (the “Termination Date”) and that Glickberg is no longer an employee or officer of the Company or any other member of the Fairway Group.  The parties also agree that the Employment Agreement is no longer of any force or effect; provided, however, that Sections 10, 11, 12, 13 and 22 shall survive the expiration of the Employment Agreement and remain in full force and effect.  During the Severance Period (as defined below), Glickberg will make himself available as an adviser to the Chief Executive Officer of the Company, provided that such advisory activities shall be provided at mutually convenient times.

2.                                      (a)                                 With respect to Glickberg’s compensation for the period from October 1, 2014 through the Termination Date that would have otherwise been paid to Glickberg in restricted stock units (“RSUs”) at the end of the current calendar quarter, totaling ninety-one thousand dollars ($91,000), the Company shall issue to Glickberg, no later than five (5) days from the Revocation Expiration Date (or if later the date required by Section 11 hereof), 39,565 RSUs representing the equity portion of his salary to be paid through the Termination Date.  In addition, pursuant to the Employment Agreement, the Company shall pay to Glickberg sixty-one (61) weeks (the “Severance Period”) of severance pay, which includes payment for the sixty (60) day notice period as stipulated in the Employment Agreement, on a salary continuation (not lump sum) basis, less lawful deductions and withholdings.  The severance pay shall be paid as follows:  $18,750 per week shall be paid in cash in accordance with the Company’s standard payroll practices; and on the last business day of each calendar quarter, the Company shall issue to Glickberg that number of RSUs determined by dividing $48,420.34 in the case of the calendar quarter ended December 31, 2014, $93,750 for each of the calendar quarters in 2015 and $15,483.52 in the case of the calendar quarter ended March 31, 2016 by, in each case, the closing price of the Company’s common stock on the last business day of the relevant calendar quarter; provided, however, that in no event shall the Company be obligated to issue more than 200,000 RSUs in aggregate pursuant to this sentence and any amounts not paid through the issuance of RSUs because of this proviso shall be paid in cash in accordance with the Company’s standard payroll practices; and provided further that if the Company’s common stock is no longer publicly traded, the Company shall have no obligation to issue RSUs and such amounts shall instead be paid in cash in accordance with the Company’s standard payroll practices.  In addition, the Company shall continue to pay Glickberg’s lease payments on his Porsche through the end of the current lease term (i.e., through October 3, 2015), and shall continue to pay his car insurance through the remainder of the lease term.  During the Severance Period, the Company shall also provide to Glickberg gift cards aggregating $50,000, with gift cards having a value of $12,500 being issued to Mr. Glickberg on each of the Revocation Expiration Date, April 1, 2015, July 1, 2015 and October 1, 2015.  For the avoidance of doubt, Glickberg will not be entitled to any further payments under Sections 3, 4, 5 or 6 of the Employment Agreement.  Glickberg shall also not be entitled to any additional compensation as a director of the Fairway Group during the Severance Period.

(b)                                 Glickberg acknowledges that the options to purchase (i) twelve thousand one hundred and sixty (12,160) shares of the Company’s Class A common stock, $0.00001 par value (the “Class A Common Stock”), granted to him pursuant to the Option Agreement vested on April 16, 2014, but will be forfeited to the extent not exercised on or before February 12, 2015 in accordance with the terms of the Option Agreement and (ii) thirty-six thousand four hundred and eighty one (36,481) shares of the Class A Common Stock shall become vested effective as of the Termination Date, but will also be forfeited to the extent not exercised on or before February 12, 2015 in accordance with the terms of the Option Agreement.  In addition, the one-hundred forty-five thousand nine hundred and twenty four (145,924) RSUs granted to Glickberg pursuant to the RSU Agreement shall become vested effective as of the Termination Date.  All vested RSUs previously issued to Glickberg pursuant to the Employment Agreement shall be delivered to Glickberg in accordance with the terms of the Employment Agreement.

(c)                                  Glickberg acknowledges that applicable federal securities laws prohibit his sale of shares of the Company’s Common Stock at any time when he is in possession of material non-public information, and that it is his obligation to insure that he is not in possession of such information at the time of any such sale.

(d)                                 If Glickberg elects to receive health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay his COBRA continuation health coverage premiums (less the normal weekly employee contribution rate, the payment of which shall be Glickberg’s responsibility) for a period ending on the earlier of (i) January 31, 2016 or (ii) Glickberg becoming eligible to receive comparable medical coverage after securing employment.

(e)                                  Any and all payments and benefits to be afforded to the Glickberg pursuant to the terms of this Agreement shall hereafter be collectively referred to as the “Severance Payments”.  Glickberg acknowledges and agrees that the Company’s provision of the Severance Payments to Glickberg, in the manner otherwise provided for herein, is contingent upon Glickberg’s full and continuing compliance with all terms and conditions set forth in: (i) this Agreement, (ii) Sections 10, 11 and 12 of the Employment Agreement and (iii) any other valid and outstanding agreement(s) between Glickberg and the Fairway Group.  In the event Glickberg breaches any of his obligations under such Agreements, the Company shall have the right to cease making Severance Payments, provided that Glickberg shall be given written notice of, and ten days to cure, any inadvertent breach of this Agreement by Glickberg.

3.                                      Glickberg understands that, as of the Termination Date, he is no longer an employee or officer of the Fairway Group.  As of the Termination Date and except as provided in Section 2, Glickberg is no longer entitled to participate in any employee benefit, discount or incentive plan maintained by the Fairway Group, including any medical, life or other insurance plan (except as allowed under COBRA with respect to continuation medical coverage).  In addition, as of the Termination Date, Glickberg shall not hold himself out as being an employee, manager or officer of the Fairway Group or any of its respective affiliates, provided that nothing herein shall prevent Glickberg from continuing to serve as a director of the Fairway Group or from referencing his past association with the Fairway Group or any of its affiliates.

4.                                      As a fundamental condition of this Agreement and the Severance Payments provided pursuant hereto, Glickberg shall comply fully with all of his obligations under Sections 10, 11 and 12 of the Employment Agreement.  The parties agree that the Non-Competition Period (as defined in the Employment Agreement) shall last for the Severance Period.  In addition, as a fundamental condition of this Agreement and the Severance Payments provided for herein, Glickberg agrees not to directly or indirectly influence or attempt to influence any potential or current supplier, service provider, union, lender, landlord, investor or other person or entity with whom the Fairway Group does business or may engage to do business to modify, terminate or change the course of dealing or any written or verbal agreement that the Fairway Group has with such person or entity or take other action that would adversely impact the Fairway Group’s relationship with its suppliers, lenders, unions, landlords or service providers.

5.                                      Glickberg represents that within three (3) days of the Termination Date, he will have returned all property of the Company, including but not limited to, any computers, VPN equipment, software, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards, access cards, identification cards, key fobs, keys, and other data and/or materials in his possession or control.  The Company and Glickberg acknowledge that the Company has allowed Glickberg to retain the iPhone provided to him.

6.                                      Glickberg, for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges each member of the Fairway Group, its current and former subsidiaries and affiliates (including without limitation Sterling Investment Partners and its affiliated investment funds (collectively, “Sterling”)), and all of their respective officers, directors, managers, members, stockholders, employees, agents, attorneys, insurers and the respective executors, administrators, heirs, successors and assigns of the foregoing (collectively, the “Released Parties”), from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against any Released Party Glickberg ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Glickberg or the termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Glickberg Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act and the New York City Human Rights Act, or any claim for physical or emotional distress or injuries, invasion of privacy, defamation, claims relating to severance pay, wages, sick leave, vacation pay, life insurance, medical insurance, disability, any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan, or program or any other benefit of employment, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment.  The parties also agree that nothing in the provisions of this Section 6 is intended to limit their rights under and concerning enforcement of this Agreement or to limit Glickberg’s rights with respect to (i) the Approved Commercial Relationships (as such term is defined in the Employment Agreement) or (ii) any right to indemnification pursuant to (a) the Company’s Certificate of Incorporation and By-Laws as in effect on the date hereof, or the protections of the Company’s directors and officers liability insurance, in each case, to the same extent provided to other executive officers) of the Company, or (b) that certain Indemnification Agreement, dated as of September 24, 2012, by and between the Company and Glickberg.  Glickberg acknowledges and agrees that by virtue of this release, he has waived all relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under all of the claims and/or causes of action waived in this Section 6.

7.                                      Glickberg agrees to keep confidential the terms of this Agreement and not to disclose any term of this Agreement to any other person or entity, except for Glickberg’s family, accountants and attorneys.  In the event that Glickberg is required by law to disclose any term of this Agreement, Glickberg agrees to give the Company ten (10) days’ written notice prior to any such disclosure, or such shorter time period as mandated by law or is otherwise practicable.

8.                                      Glickberg shall not make any statements, either directly or through other persons or entities, which are disparaging to the Fairway Group or any of its affiliates (including without limitation Sterling), management, officers, directors, employees, agents, services, products, operations, prospects or other matters relating to the Fairway Group’s businesses.  In that regard, Glickberg shall not make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Fairway Group or its affiliates, employees, managers, directors, officers, members or shareholders, individually or as a group.  The parties agree that any press release issued with respect to Glickberg’s separation of employment from the Company shall be mutually acceptable to both parties.

9.                                      Glickberg hereby agrees that, in the event his testimony, services or time are required in the future to assist the Fairway Group in handling any legal matter, prosecuting or defending against litigation or to pursue or defend against a disputed claim or charge of any type, he will make himself reasonably available to work with Fairway Group’s attorneys and representatives, to prepare for and provide deposition and/or trial testimony and to take whatever other steps are necessary to assist in the handling of such legal matters and prosecution/defense of such claims.  In that regard, Glickberg agrees to cooperate fully with the Fairway Group in connection with the removal of Glickberg as a principal on various liquor licenses currently held by the Fairway Group and other such permits, licenses and related regulatory matters as applicable.  Glickberg further agrees that he will make himself available to consult with Fairway Group’s management in connection with the transition of his business responsibilities as well as such other business matters that may be reasonably requested by the Fairway Group.  The Fairway Group will reimburse Glickberg for his time at a mutually agreeable rate and any reasonable travel expenses he may incur in connection with any assistance Glickberg provides in connection with this Section 9, provided that Glickberg shall be required to submit documentation in a form acceptable to the Fairway Group to substantiate such amounts.  Notwithstanding the foregoing, the Company shall not be required to pay any additional amounts to Glickberg pursuant to this paragraph during the Severance Period.

10.                               The Company has advised Glickberg to consult with an attorney prior to executing this Agreement.  By executing this Agreement, Glickberg acknowledges that: (i) he has been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement; (ii) this is a final offer and Glickberg has been given twenty-one (21) days in which to consider whether he wishes to enter into this Agreement; (iii) Glickberg has elected to enter this Agreement knowingly and voluntarily; and (iv) if he does so within fewer than twenty-one (21) days from receipt of the final document he has knowingly and voluntarily waived the remaining time.  The Company reserves the right to change or revoke this Agreement prior to Glickberg’s execution hereof.  This Agreement shall be fully effective and binding upon all parties hereto immediately following execution of this Agreement, except that the Company’s obligations under Sections 2 and Glickberg’s release of claims under the ADEA shall be fully effective and binding all parties hereto upon the later to occur of (i) seven (7) days following the Effective Date (the “Revocation Expiration Date”), unless prior to the Revocation Expiration Date, Glickberg has notified the Company in writing that he is revoking his release of

ADEA claims, and (ii) Employee’s delivery of the Release, unless within seven (7) days of such delivery Glickberg notifies the Company in writing that he is revoking the Release.

11.                               For purposes of determining when payments or benefits are required to be made or begin under this Agreement, the term “termination of employment” and terms of like import shall be deemed to mean “separation from service” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Each payment required to be made to Glickberg under this Agreement shall be treated as a separate payment for the purposes of Section 409A.  Because Glickberg is a “specified employee” for purposes of Section 409A, any payment under this Agreement that is subject to Section 409A shall not be made earlier than six months after the Termination Date, at which time Glickberg shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such six-month delay (provided that if Glickberg dies after the Termination Date but before any delayed payment has been made, the payments that were or could have been delayed will be paid to Glickberg’s estate without regard to such six-month delay).  The preceding sentence will apply notwithstanding any other provisions in this Agreement that permit or require payment at an earlier time.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Glickberg’s lifetime or during a shorter period of time applicable thereto, or (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another payment or benefit.  Glickberg shall be solely responsible for any tax, penalty or interest that may be imposed by or as a result of a failure to comply with Section 409A of the Code; and Fairway Group shall have no liability or responsibility (direct or indirect) with respect to any such tax, penalty or interest tax, interest or other penalty.

12.                               Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Glickberg at:	Howard Glickberg
54 Legends Circle
Melville, New York 11747

With a copy to:	Alan Gaynor, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, NY 10018

To the Company at:	Fairway Group Holdings Corp.
2284 12th Avenue
New York, New York 10027
Attn.: Jack Murphy

With a copy to:	Legal Department
[at the same address provided above]

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

13.                               In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

14.                               This Agreement shall be governed by the substantive laws of the State of New York, without giving effect to any principles of conflicts of law.

15.                               Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

16.                               The parties agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from this Agreement shall be settled by arbitration as set forth in Section 22 of the Employment Agreement.

17.                               This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of each of the parties.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the Effective Date first written above.

Fairway Group Holdings Corp.

By:	/s/ Jack Murphy
Name: Jack Murphy
Title: Chief Executive Officer

/s/ Howard Glickberg
Howard Glickberg

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